SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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ASHLAND INC.

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Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 27, 2005

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 27, 2005, at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect three directors: Bernadine P. Healy, Kathleen Ligocki and James J. O’Brien;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2005; and

(3)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on November 22, 2004, are entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland’s Employee Savings Plan (the “Employee Savings Plan”) or Leveraged Employee Stock Ownership Plan (the “LESOP”), your vote will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustee of the Employee Savings Plan and the LESOP, whether given by telephone, over the Internet or by mail, before midnight Eastern Standard Time on Monday, January 24, 2005, and all other votes, which are submitted by telephone or over the Internet, before midnight Eastern Standard Time on Wednesday, January 26, 2005.

By Order of the Board of Directors,

DAVID L. HAUSRATH

Senior Vice President,

General Counsel and Secretary

Covington, Kentucky

December 14, 2004

Ashland Inc.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:    (1)    Election of three directors (Bernadine P. Healy, Kathleen Ligocki and James J. O’Brien); and

        (2)    Ratification of Ernst & Young LLP (“E&Y”) as Ashland’s independent auditors for fiscal 2005.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on November 22, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and proxy card be mailed to Ashland shareholders?

A:	The proxy statement and proxy card will be mailed to Ashland shareholders on or about December 20, 2004.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting.

You may vote by telephone.    You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet.    You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail.    If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, James J. O’Brien or David L. Hausrath, as proxies named on the proxy card, will vote FOR the election of the three director nominees and FOR the ratification of E&Y. If you vote by mail, you should not vote by telephone or over the Internet.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”) and Ashland’s Employee Savings Plan (the “Employee Savings Plan”) must be received by our proxy tabulator, National City Bank or its agent, before midnight Eastern Standard Time on Monday, January 24, 2005.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP or the Employee Savings Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan and the LESOP vote?

A:	Each participant in the Employee Savings Plan or the LESOP will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. These shares are referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:	Yes. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Q:	What constitutes a quorum?

A:

As of the Record Date, 71,916,968 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors, ratification of auditors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A:	(1) Election of directors – Under Ashland’s By-laws, the three nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)	Ratification of auditors – Submission of the appointment of E&Y to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2005. You can obtain a copy of the Form 10-Q by logging on to our website at www.ashland.com, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:	Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of twelve directors, divided into three classes. The three individuals nominated for election as Class I directors at the 2005 Annual Meeting are Bernadine P. Healy, Kathleen Ligocki and James J. O’Brien. The Governance and Nominating Committee (the “G&N Committee”) has confirmed that all three nominees will be available for election as directors and recommends them for election. The nominees will be elected to serve a three-year term until the 2008 Annual Meeting. W. L. Rouse, Jr., a Class I director, and Jane C. Pfeiffer, a Class II director, will retire from the Board of Directors on January 27, 2005. Upon the retirement of these directors, it is the intention of the Board of Directors to fix the number of directors at ten members, subject to increase or decrease pursuant to Ashland’s By-laws. A director elected to fill a vacancy on the Board serves for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Shareholders may vote for no more than three directors at the Annual Meeting. Pursuant to Ashland’s By-laws, the three nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien and David L. Hausrath (proxies named on the proxy card) will vote FOR the election of the three nominees. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Bernadine P. Healy, Kathleen Ligocki and James J. O’Brien for election as Class I directors at the 2005 Annual Meeting.

A description of each of Ashland’s directors, and a description of the committees of the Board of Directors, can be found on pages 5 through 9 of this Proxy Statement. For a report on the Ashland Common Stock ownership of Ashland’s directors and certain officers, see the “Stock Ownership” chart on page 15 of this Proxy Statement.

Nominees for Election at the 2005 Annual Meeting

Class I Directors

(Term expiring in 2008)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 60, is a columnist and senior writer on health and medicine for U.S. News and World Report. During the past five years, she has served as President and Chief Executive Officer of the American Red Cross, and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University. She is a Director of Invacare, Inc., National City Corporation and The Progressive Corporation, and a Trustee of Battelle Memorial Institute.

Kathleen Ligocki	Director since 2004
Ms. Ligocki, 48, is President and Chief Executive Officer of Tower Automotive, Inc., and has served in such capacities since August 2003. During the past five years, she has served as a Vice President of Ford Motor Company in its Customer Service Division, President and Chief Executive Officer, Ford of Mexico, Vice President, North American Marketing, Ford Motor Company, and Director, Business Strategy, Ford Motor Company. She is a Trustee for the National Defense University and Kettering University.

James J. O’Brien	Director since 2002
Mr. O’Brien, 50, is Chairman of the Board and Chief Executive Officer of Ashland, and has served in such capacities since 2002. During the past five years, he has served as President, Chief Operating Officer, Senior Vice President and Group Operating Officer of Ashland, and as President of the Valvoline. He is Chairman of the Board of Trustees of Midway College.

Continuing Directors Not up for Election at the 2005 Annual Meeting

Class II Directors

(Term expiring in 2006)

Roger W. Hale	Director since 2001
Mr. Hale, 61, is the retired Chairman and Chief Executive Officer of LG&E Energy Corporation. He is a Director of H&R Block, Inc.

Patrick F. Noonan	Director since 1991
Mr. Noonan, 62, is Chairman Emeritus of The Conservation Fund. He is a Director of Saul Centers REIT and a Trustee of The National Geographic Society. He is a member of the President’s Commission on White House Fellows.

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 59, is President and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank. He is a Director of Anthem, Inc., member of the Board of Trustees of the University of Cincinnati, and a member of the Board of Trustees of the Cincinnati Children’s Hospital Medical Center.

Class III Directors

(Term expiring in 2007)

Ernest H. Drew	Director since 1998
Dr. Drew, 67, is the retired Chief Executive Officer of the Westinghouse Industries & Technology Group. He is a Director of Public Service Enterprise Group, Thomas & Betts Corporation and UQM Technologies, Inc.

Mannie L. Jackson	Director since 1994
Mr. Jackson, 65, is Chairman of the Board, Chief Executive Officer and owner of the Harlem Globetrotters International, Inc.

Theodore M. Solso	Director since 1999
Mr. Solso, 57, is Chairman of the Board and Chief Executive Officer of Cummins Inc. He is a Director of Irwin Financial Corporation and Ball Corporation, and a Trustee of DePauw University.

Michael J. Ward	Director since 2001
Mr. Ward, 54, is Chairman of the Board, President and Chief Executive Officer of CSX Corporation. He is also a member of the Florida Council of 100. He is a Director of the Association of American Railroads and the Center for Energy and Economic Development.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee; Finance Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2004, eight meetings of the Board of Directors were held. Each current director attended at least 87.5% of the total meetings of the Board of Directors and the committees on which he or she served. Overall attendance at Board of Directors and committee meetings was 98.2%. The following table describes the members of each of the committees, its primary responsibilities and the number of meetings held during fiscal 2004.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2004: 4

The Committee also met four times to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

Members:

W. L. Rouse, Jr. (Chairman)*

Roger W. Hale

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

* Will retire January 27, 2005.

•      Selects independent auditors and approves audit fees and services performed by independent auditors

•      Oversees performance of Ashland’s internal audit function

•      Oversees scope and plans for external and internal audits

•      Oversees Ashland’s financial controls and reporting processes

•      Reviews Ashland’s legal and regulatory compliance programs

•      Provides direct and open avenue of communication between Ashland’s internal auditors, its independent auditors and the Board of Directors

•      Establishes procedures for handling complaints involving accounting, internal accounting controls and auditing matters

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE

Meetings in fiscal 2004: 2

Members:

Bernadine P. Healy (Chairman)

Ernest H. Drew

Robert W. Hale

Kathleen Ligocki

Patrick F. Noonan

Jane C. Pfeiffer*

* Will retire January 27, 2005.

•      Oversees Ashland’s environmental, health and safety compliance practices

•      Reviews environmental, health and safety regulatory trends

•      Reviews Ashland’s environmental, health and safety policies, programs and practices

FINANCE COMMITTEE

Meetings in fiscal 2004: 3

Members:

Ernest H. Drew (Chairman)

Kathleen Ligocki

Jane C. Pfeiffer*

W. L. Rouse, Jr.*

George A. Schaefer, Jr.

Michael J. Ward

* Will retire January 27, 2005.

•      Reviews Ashland’s current and contemplated funding requirements

•      Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•      Reviews post audits of major capital investments

•      Oversees funding and investment policy related to employee benefit plans

•      Monitors and reviews Ashland’s use of derivatives

Meetings and Current Members	Summary Responsibilities
GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2004: 4 Members: Theodore M. Solso (Chairman) Ernest H. Drew Mannie L. Jackson Jane C. Pfeiffer* * Will retire January 27, 2005.

•      Recommends nominees for the Board of Directors

•      Recommends desirable size and composition of Board of Directors

•      Recommends to the Board of Directors programs and procedures relating to director compensation, evaluation, retention and resignation

•      Reviews corporate governance guidelines

•      Assists the Board of Directors in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•      Oversees the evaluation of the Board of Directors and management of Ashland

•      Oversees succession planning for the executive management of Ashland

PERSONNEL AND COMPENSATION COMMITTEE

Meetings in fiscal 2004: 5

Members:

Mannie L. Jackson (Chairman)

Patrick F. Noonan

William L. Rouse, Jr.*

Theodore M. Solso

Michael J. Ward

* Will retire January 27, 2005.

•      Approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•      Reviews and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•      Approves any employment agreements, consulting arrangements, severance on retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•      Oversees administration of Ashland’s compensation, benefit and retirement plans

COMPENSATION OF DIRECTORS

Annual Retainer and Meeting Fees

Non-employee directors currently receive an annual retainer of $65,000. If the non-employee director has not met his or her minimum stock ownership guidelines, the Board of Directors has recommended that the annual retainer be, either (i) paid in Ashland Common Stock, or (ii) deferred into stock units (share equivalents) in the hypothetical Ashland Common Stock Fund in the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferral Plan).

In addition to the annual retainer, non-employee directors currently receive $1,500 for each Board of Directors and Committee meeting attended. The Committee Chairs also receive a $5,000 annual fee. Members of the Audit Committee, including the Chairman, also currently receive a $1,500 fee for attendance at each quarterly Audit Committee financial review with Ashland’s management. All such fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available under the Directors’ Deferral Plan.

The payout of the deferred annual retainer and meeting fees occurs upon termination of service by a director. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan”), amounts in the directors’ deferral accounts would be automatically distributed to the director in cash.

In addition to an annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,500 per day for services on special assignments as directed by the Chairman of the Board of Directors. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board of Directors or its committees.

Restricted Shares and Stock Options

Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

The Board of Directors considers Ashland Common Stock ownership by directors and members of management to be of utmost importance. The Board of Directors believes that such ownership enhances the commitment of the directors and members of management to Ashland’s future and further aligns management’s interests with those of Ashland’s shareholders. The Board of Directors has established minimum stock ownership guidelines for non-employee directors and certain employees which require non-employee directors to own Ashland Common Stock having a value of at least five times their annual retainer. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Mr. Schaefer, elected to the Board of Directors in 2003, and Ms. Ligocki, elected to the Board of Directors in 2004, have attained the minimum stock ownership levels established by the Board of Directors. For further information as to stock ownership guidelines as they pertain to Ashland’s executive officers, see the discussion under Stock Ownership Philosophy in the P&C Committee Report on Executive Compensation on page 20 of this Proxy Statement.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s non-employee directors and executive officers. Pursuant to the Program, a participant could elect to enter into a split-dollar life insurance arrangement with Ashland in exchange for existing deferred compensation and/or future compensation, with Ashland paying the premiums in an amount no greater than the participant’s foregone compensation. Upon the death of the participant, or the “last to die” in the case of a joint policy, Ashland will receive the greater of the policy’s cash surrender value or the cumulative premiums paid under the policy and the participant’s beneficiary will receive any excess of the policy’s death benefit over the amount received by Ashland. Mr. O’Brien is the only director that participates in the Program.

Other Compensation

In January 1997 the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors, who were directors at the time the program was terminated, remain eligible for the Charitable Awards Program. Under that program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The information described below is published on Ashland’s website (www.ashland.com). Among the corporate governance practices followed by Ashland are the following:

•	Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of the company and include a general description of the Board of Directors’ purpose, director qualification standards and responsibilities. The Corporate Governance Guidelines require that a majority of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which are attached hereto as Appendix A.

•	Ashland also requires compliance with its Code of Business Conduct, which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions.

•	Ashland’s Board Committees have all adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit, G&N, and Personnel and Compensation (the “P&C Committee”) Committees of the Board of Directors.

•	Ashland has designated a Presiding Director of the Board of Directors, whose primary responsibility is to preside over regular executive sessions of the Board in which management directors and other members of management do not participate. The Presiding Director is an independent director appointed by the Board. The non-management directors of the Board have designated Mr. Solso to serve in this capacity through Ashland’s 2006 Annual Meeting. Shareholders and others interested in communicating directly with the Presiding Director or with the non-management directors as a group may do so by writing to the Presiding Director, Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

•	The Board of Directors, and each committee of the Board of Directors, has the authority to engage independent consultants and advisors.

Independence of Directors

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board of Directors must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2004. During this review, the Board of Directors considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that all of the directors, with the exception of Mr. O’Brien, who is the Chief Executive Officer of Ashland, are independent of Ashland and its affiliates.

Certain Relationships and Transactions

In the normal course of business, Ashland has transactions with other corporations whose executive officers serve as directors of Ashland. In fiscal 2004, none of these transactions were reportable under applicable SEC rules. In addition, Ashland’s Board of Directors has concluded that the relationships between Ashland and the director-affiliated entities are immaterial pursuant to the Standards. Nevertheless, the transactions in fiscal 2004 are described below.

Mannie L. Jackson, a director of Ashland, is Chairman of the Board, Chief Executive Officer and owner of the Harlem Globetrotters International, Inc. (“Globetrotters”). During fiscal 2004, Ashland performed limited promotional tie-ins with the Globetrotters valued at approximately $25,000.

George A. Schaefer, Jr., a director of Ashland, is President and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank (“Fifth Third”). During fiscal 2004, Ashland paid Fifth Third approximately $220,000 for routine banking services.

Theodore M. Solso, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Cummins, Inc. During fiscal 2004, Ashland paid certain royalty payments to Cummins and its consolidated subsidiaries (“Cummins”) totalling approximately $900,000, and Cummins paid Ashland approximately $22 million for goods and services. Ashland’s payments to Cummins principally reflect a royalty on sales of Valvoline’s Premium Blue Engine Oil® co-branded products. The monies paid to Ashland by Cummins were primarily paid for the initial fill of the engines with oil and lubricants, as well as for lubricants supplied to Cummins. Additionally, Valvoline and Cummins are partners in joint ventures in both India and China. The joint ventures market lubricants for servicing heavy duty engines and equipment.

Michael J. Ward, a director of Ashland, is Chairman of the Board, President and Chief Executive Officer of CSX Corporation (“CSX”). In fiscal 2004, Ashland paid CSX and its subsidiaries approximately $9.7 million for transportation services, and CSX paid Ashland approximately $120,000 for certain energy costs and products. Marathon Ashland Petroleum LLC (“MAP”) is a joint venture between Ashland and Marathon Oil Company (“Marathon”). Marathon holds a 62% interest in MAP, and Ashland holds a 38% interest in MAP. In fiscal 2004, MAP paid CSX approximately $12 million for transportation services, and CSX paid MAP approximately $100 million for petroleum products.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2004 were Mannie L. Jackson (Chairman), Patrick F. Noonan, W. L. Rouse, Jr., Theodore M. Solso and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Shareholder Communications with Directors

The Board of Directors has established a process by which shareholders may communicate with the Board. Shareholders interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Presiding Director in care of the Secretary of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Presiding Director will be reviewed by the Secretary and distributed to the Presiding Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Presiding Director, although all communications directed to the Board will be available to any director upon request.

Attendance At Annual Meeting

Ashland has a policy and practice of having all directors attend the Annual Meeting. At the Annual Meeting held on January 28, 2004, nine of Ashland’s directors (eleven at that time) were present.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified, or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2005, to be considered by the G&N Committee for inclusion as a director nominee for the 2006 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means. During the preceding year, the G&N Committee did not receive a nomination for a director candidate from a shareholder or group of shareholders who beneficially owned more than 5% of Ashland’s stock at the time of the recommendation.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an Annual Meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•	A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership	Percent of Class of Common Stock
Fidelity Management Trust Company	7,677,124(1)	10.7%
82 Devonshire Street
Boston, Massachusetts 02109-3614
Capital Research and Management Company	5,878,800(2)	8.2%
333 South Hope St., 52nd Floor
Los Angeles, California 90071

(1)	As of September 30, 2004, Fidelity Management Trust Company (“Fidelity”) was the record owner of 7,677,124 shares of Ashland Common Stock. These shares include 4,406,084 shares held by it as Trustee of the LESOP and 3,271,040 shares held by it as Trustee of the Employee Savings Plan. Fidelity will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee.

(2)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2004, Capital Research and Management Company (“CRMC”) was the beneficial owner of 5,878,800 shares of Ashland Common Stock. According to information supplied to Ashland, CRMC has no voting power for these shares. CRMC has sole dispositive power for these shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND CERTAIN OFFICERS OF ASHLAND

The following table shows as of September 30, 2004, the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page 22 of this Proxy Statement and common stock ownership of the directors and executive officers of Ashland as a group.

	Common Stock Ownership
Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James. J. O’Brien	414,401	(1)(2)(3)(4)
David J. D’Antoni*	301,314	(1)(2)(3)(4)
J. Marvin Quin	282,879	(1)(2)(3)(4)
Gary A. Cappeline	40,218	(1)(3)(5)
David L. Hausrath	126,205	(1)(2)(3)(5)
Ernest H. Drew	22,558	(2)(6)(7)(8)
Roger W. Hale	11,096	(2)(6)(7)
Bernadine P. Healy	16,819	(2)(6)(7)
Mannie L. Jackson	34,703	(2)(6)(7)
Kathleen Ligocki	1,277	(7)
Patrick F. Noonan	29,634	(2)(6)(7)
Jane C. Pfeiffer**	28,586	(2)(6)(7)
W. L. Rouse, Jr.**	51,293	(2)(6)(7)
George A. Schaefer, Jr.	5,958	(6)(7)
Theodore M. Solso	18,394	(2)(6)(7)
Michael J. Ward	13,068	(2)(6)(7)
All directors and executive officers as a group (21 people)	1,661,782	(1)(2)(4)(5)(7)(8)(9)

*	Mr. D’Antoni retired as Senior Vice President of Ashland on September 30, 2004.
**	Ms. Pfeiffer and Mr. Rouse will retire from the Board of Directors on January 27, 2005.

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 1,661,782 shares of Ashland Common Stock, which equaled 2.3% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)	Includes stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under the Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the Directors’ Deferral Plan. When an executive officer terminates employment with Ashland, payout of stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan representing compensation earned prior to October 1, 2000, will be paid out in cash or Ashland Common Stock as he or she may elect. Payout of all other stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan will be paid out in Ashland Common Stock. When a director terminates service on the Board of Directors, payout of stock units included in the Ashland Common Stock Fund in the Directors’ Deferral Plan will be paid out in cash or Ashland Common Stock as he or she may elect.

(3)	Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 2004, through the exercise of stock options: as to Mr. O’Brien, 312,500 shares; Mr. D’Antoni, 210,000 shares; Mr. Quin, 169,775 shares (including 10,000 shares transferred to his children); Mr. Cappeline, 15,000 shares; and Mr. Hausrath, 89,246 shares.

(4)	Includes restricted shares of Ashland Common Stock deferred into stock units (share equivalents) in the Ashland Common Stock Fund in the Employees’ Deferral Plan: as to Mr. O’Brien, 75,000 shares; Mr. D’Antoni, 35,000 shares; and Mr. Quin, 50,000 shares; and as to all executive officers as a group, 208,000 shares.

(5)	Includes restricted shares of Ashland Common Stock: as to Mr. Cappeline, 25,000 shares; Mr. Hausrath, 20,000 shares; and as to all executive officers as a group, 73,000 shares.

(6)	Includes shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after September 30, 2004, through the exercise of stock options: as to Messrs. Drew, Hale, Solso, Ward and Ms. Healy, 5,000 shares; as to Ms. Pfeiffer and Messrs. Noonan and Rouse, 8,000 shares (including 3,000 shares transferred by Mr. Noonan to his grandchildren); as to Mr. Jackson, 7,000 shares; and as to Mr. Schaefer, 2,500 shares.

(7)	Includes restricted shares of Ashland Common Stock: as to Messrs. Drew, Hale, Jackson, Schaefer, Solso and Ward, and Mmes. Healy and Ligocki, 1,000 shares; as to Messrs. Noonan and Rouse, 2,000 shares; and as to Ms. Pfeiffer, 2,000 shares.

(8)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(9)	All directors and executive officers as a group have the right to acquire beneficial ownership of 945,521 shares of Ashland Common Stock within 60 calendar days after September 30, 2004, through the exercise of stock options (including 3,000 shares transferred by Mr. Noonan to his grandchildren and 10,000 shares transferred by Mr. Quin to his children).

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Description of the P&C Committee of the Board of Directors:

•	Comprised entirely of independent members;

•	Key executive compensation responsibilities include the review, recommendation and approval of changes to Ashland’s executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland’s other executive officers.

Objectives of Ashland’s Executive Compensation Program:

•	Pay for performance, motivating both short-term and long-term performance for the benefit of Ashland’s shareholders;

•	Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland’s executive officers. Approximately one-fifth of the Chief Executive Officer’s annualized total compensation is fixed Base Salary. Approximately one-third of other Executive Officers total compensation is fixed Base Salary. The remaining compensation is variable and based on Ashland’s financial performance. These percentages assume target financial performance is met. If financial performance is greater than target levels, the variable compensation elements pay more and comprise a larger percentage of total compensation. If financial performance does not meet target, then the variable compensation elements pay less and comprise a smaller percentage of total compensation.

•	Encourage significant Ashland Common Stock ownership by Ashland’s executive officers in order to align their interests with those of Ashland’s shareholders; and

•	Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland’s shareholders.

Ashland’s Executive Compensation Program is designed to:

•	Be performance-oriented, with a significant portion of executive compensation being “at risk,” with more than 50% of the maximum potential executive compensation being provided by annual and long-term incentives;

•	Provide total compensation opportunities that are comparable to the opportunities provided by a group of companies of similar size and diversity to Ashland (the “Compensation Peer Group”) (this Compensation Peer Group contains different companies from the peer group selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 28 of this Proxy Statement); and

•	Include three primary components: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive program consisting of stock options, stock appreciation rights, restricted shares and performance shares/units.

Description of the primary components: base salary, annual incentive bonus and long-term incentives consisting of stock options, stock appreciation rights, restricted shares and performance shares/units:

Base Salary

Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the P&C Committee and are generally at the median salary level of the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance. Increases in base salaries generally occur annually following review by the P&C Committee.

Annual Incentive Bonus

Incentive compensation is awarded annually, with 20% based upon the participant’s individual performance for the last fiscal year and 80% based upon Ashland’s operating performance or a combination of overall Ashland and division performance. Within 120 days (90 days for participants expected to be subject to the limitations of Code Section 162(m)) after the beginning of each fiscal year, performance hurdle, target and maximum objectives (as described below) are established for the upcoming year. Awards for the Chief Executive Officer and Ashland’s other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s wholly-owned divisions. Awards for other Ashland employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

For fiscal 2004, the objectives were Ashland return on equity, cash flow, division operating income and division return on investment. For the Chief Executive Officer as well as certain other executive officers, there was, in addition to the return on equity and division return on investment objective, a net income objective.

The performance hurdle is the minimum performance that must be achieved to earn a payout under Ashland’s operating performance or division performance portion of the objective. The performance target is the expected or, in some cases, budgeted performance for Ashland or the division. The performance maximum represents a level of performance that exceeds the target or the budget. If maximum performance is achieved, the incentive earned is 150% of the incentive opportunity earned at target performance. A participant’s targeted incentive payout is generally a fixed percentage of his or her salary and is dependent upon the participant’s salary band and position. Except with respect to employees subject to the limitation of Code Section 162(m), the P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. Performance objectives established for employees subject to the limitation of Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon the attainment of such objectives. The maximum incentive compensation award may not exceed 150% of the target and no incentive compensation award may exceed three million dollars ($3,000,000).

Long-Term Incentive Compensation

Restricted Shares, Stock Options and Stock Appreciation Rights

Pursuant to Ashland’s incentive plans, the P&C Committee may award restricted shares of Ashland Common Stock to key employees. The restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period.

Ashland’s employee stock option and stock appreciation rights program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or stock appreciation rights to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years.

Stock options granted since September 1998 include a restoration feature. Participants are eligible for restoration options equal to the number of shares of Ashland Common Stock surrendered to Ashland in payment of the exercise price of the original option. The restoration feature is available only when the market price of Ashland Common Stock on the date of the exercise of the original option is at least 25% above the original option exercise price. In addition, shares received upon the exercise of the original option award must be held for at least two years. Restoration options are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

Stock appreciation rights are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years.

Long-Term Incentive Program (“LTIP”) – Performance Shares/Units

The performance share/unit program for certain key employees is a long-term incentive tied to Ashland’s performance. Awards are granted annually, with each award covering a three-year performance cycle.

Within 120 days (90 days for participants expected to be subject to the limitation of Code Section 162(m)) after the beginning of the performance period, performance hurdle and target and maximum objectives (as described below) are established for the upcoming performance period. The number of performance shares/units awarded is based on the employee’s salary and position. Target awards under the annual program range from 30% to 200% of an employee’s base salary.

The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. The performance target is the expected or, in some cases, budgeted performance for each objective. The performance maximum represents a level of performance that exceeds the target. If maximum performance is achieved, the award earned is 150% of the award earned at target performance.

Awards to executive officers are based upon achievement of an average net income objective for the corresponding three-year period. If the foregoing objectives are met, except with respect to employees subject to the limitation of Code Section 162(m), the P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. Performance objectives established for employees subject to the limitation of Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon the attainment of such objectives.

Awards for the performance period are based on achievement of the following performance objectives and corresponding weights established by the P&C Committee at the beginning of the performance period:

2002-2004 Performance Periods

•	Executive officers: a target three-year average return on equity (the “corporate objective”) (100%).

•	Ashland employees (not specifically focused on one division): (i) the corporate objective (50%), and (ii) a target three-year weighted average return on investment for the wholly-owned divisions (“wholly-owned unit weighted objective”) (50%).

•	Division presidents and division-focused Ashland employees: (i) the corporate objective (20%), and (ii) a target three-year average return on investment for the applicable division (80%).

•	All other business unit employees: a target three-year average return on investment for the applicable division (100%).

2003-2005 and 2004-2006 Performance Period

•	Executive officers: a target (i) three-year average Ashland return on equity (50%), and (ii) three-year weighted average return on investment of the wholly-owned divisions (50%).

•	Ashland employees (not specifically focused on one division): a target (i) three-year average Ashland return on equity (50%), and (ii) three-year weighted average return on investment of the wholly-owned divisions (50%).

•	Division presidents and division-focused employees: a target three-year average (i) Ashland return on equity (20%), and (ii) return on investment for the applicable division (80%).

For the 2003-2005 and 2004-2006 Performance Period, a peer group has been established for Ashland and each of the wholly-owned divisions. On an annual basis, Ashland’s return on equity and the division’s return on investment is measured against peer group performance to determine a score. At the end of the performance period, the annual scores are averaged to generate a final score. To achieve a target award, Ashland must achieve a performance of 70% percentile against its peers.

Stock Ownership Philosophy

The P&C Committee and management believe that linking a significant amount of an executive’s current and potential future net worth to Ashland’s success, as reflected in the stock price, gives the executive a stake similar to that of Ashland’s shareholders and results in long-term management for the benefit of those shareholders.

Consistent with this philosophy, the Board of Directors has established stock ownership guidelines for Ashland’s executive officers and designated employees. These guidelines will be reviewed by the P&C Committee on a three-year cycle. Each employee has five years from the year the employee became covered by the ownership guideline to reach the minimum levels of Ashland Common Stock ownership as follows:

•	Chief Executive Officer: 125,000 shares of Ashland Common Stock;

•	Chief Financial Officer and Sector Chief Operating Officers: 40,000 shares of Ashland Common Stock;

•	General Counsel: 30,000 shares of Ashland Common Stock;

•	Presidents of Valvoline and Ashland Distribution: 25,000 shares of Ashland Common Stock; and

•	Certain other executives and employees designated by the P&C Committee: 3,500 - 6,500 shares of Ashland Common Stock.

Deductibility of Compensation

Under Section 162(m) of the Code, Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this Proxy Statement. This deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.

The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that future amounts paid to its executive officers will be fully deductible by Ashland.

Other Plans

Ashland also maintains pension, insurance and other benefit plans for its employees. Executives and other highly compensated employees participated in these plans during fiscal 2004 on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans. In addition to the foregoing benefit plans, executives and other highly compensated employees are eligible to participate in a non-qualified excess benefit pension plan and a non-qualified Supplemental Early Retirement Plan. For further information about these plans, see the discussion under the Pension Plans description on pages 25-26 of this Proxy Statement.

Compensation of the Chief Executive Officer

•	Fiscal 2004 Performance

	Year Ended September 30,
	2004	2003
	(In millions except earnings per share)
Operating income	$662	$266
Income from continuing operations	398	94
Net income	378	75

Diluted earnings per share:
Income from continuing operations	$5.59	$1.37
Net income	$5.31	$1.10

•	Fiscal 2004 CEO Compensation

Mr. O’Brien received a 3.1% base salary increase of $25,000 during fiscal 2004. Mr. O’Brien was also awarded 2,000 shares of Ashland Common Stock on August 3, 2004. The closing price of Ashland Common Stock was $52.36 on August 3, 2004, as reported on the New York Stock Exchange Composite Tape. Mr. O’Brien received a bonus of $1,382,685 for fiscal 2004, which was calculated on the basis of Mr. O’Brien’s individual performance, Ashland’s overall return on equity, return on investment performance of Ashland’s wholly-owned businesses and operating income performance of Ashland’s wholly-owned divisions.

Mr. O’Brien did not receive an LTIP payout for the fiscal 2002-2004 performance period. Ashland did not achieve hurdle return on equity for the performance period.

Summary

The P&C Committee believes that the compensation provided to Ashland’s executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

PERSONNEL AND COMPENSATION

COMMITTEE

Mannie L. Jackson, Chairman

Patrick F. Noonan

W. L. Rouse, Jr.

Theodore M. Solso

Michael J. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 2004, 2003, and 2002, for the Chief Executive Officer of Ashland and each of the other four most highly compensated executive officers as of September 30, 2004.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compen- sation (2)	Restricted Stock Awards (3)	Securities Underlying Options #	LTIP Payouts (4)	All Other Compen- sation (5)
James J. O’Brien Chairman of the Board and Chief Executive Officer	2004 2003 2002	$801,095 797,262 445,470	$1,487,405 341,664 459,449	$20,589 15,560 11,133	$0 0 2,282,250	150,000 200,000 130,000	$0 165,728 65,297	$43,550 35,660 23,182

David J. D’Antoni* Senior Vice President	2004 2003 2002	492,309 487,480 473,183	592,115 205,628 234,999	130 3,569 8,973	0 0 1,065,050	0 20,000 25,000	0 0 99,780	17,524 22,197 19,874

J. Marvin Quin Senior Vice President and Chief Financial Officer	2004 2003 2002	465,708 457,544 441,292	603,354 192,666 0	8,912 10,481 9,661	0 0 1,521,500	35,000 20,000 22,500	0 0 100,072	23,565 20,839 18,534

Gary A. Cappeline** Senior Vice President; and President and Chief Operating Officer, Chemical Sector	2004 2003 2002	431,978 315,743 0	589,344 250,000 0	5,257 5,803 0	1,165,000 0 0	35,000 30,000 0	124,778 0 0	25,126 13,909 0

David L. Hausrath Senior Vice President, General Counsel and Secretary	2004 2003 2002	321,435 307,444 292,074	471,371 96,031 0	3,599 2,553 3,447	932,000 0 0	25,000 20,000 22,500	0 0 42,873	17,596 14,004 12,267

*	Mr. D’Antoni retired from Ashland on September 30, 2004.

**	Mr. Cappeline rejoined Ashland in 2002.

(1)	Amounts shown in this column reflect incentive compensation payments. For Mr. O’Brien, the amount also includes 2,000 shares of Ashland Common Stock awarded on August 3, 2004, based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape of $52.36.

(2)	Amounts shown in this column reflect reimbursement of taxes for each of the named executives. In addition, for fiscal 2004, fiscal 2003, and fiscal 2002, for Messrs. O’Brien and Quin, the amount includes reimbursement under an employee benefit plan available generally to all employees. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(3)	For Messrs. O’Brien, D’Antoni and Quin, the calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on August 12, 2002, of $30.43 per share. These awards were deferred into stock units (share equivalents) in the hypothetical Ashland Common Stock Fund of the Employees’ Deferral Plan. For Messrs. Cappeline and Hausrath, the calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on January 29, 2004, of $46.60 per share. As of September 30, 2004, the aggregate number of restricted shares of Ashland Common Stock held by the named executives, and the dollar value of such shares, was as follows: Mr. O’Brien, 75,000 shares ($4,206,000); Mr. D’Antoni, 35,000 shares ($1,962,800); Mr. Quin, 50,000 shares ($2,804,000); Mr. Cappeline, 25,000 shares ($1,402,000); and Mr. Hausrath, 20,000 shares ($1,121,600). The restrictions on Mr. D’Antoni’s shares lapsed on September 30, 2004. Dividends are paid during the restricted period on all restricted shares of Ashland Common Stock.

(4)	Amounts shown in this column reflect amounts received under Ashland’s Amended and Restated Ashland Inc. Incentive Plan for the fiscal 2002-2004 performance period based on the closing price of Ashland

Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2004 (the payment date) of $56.08 per share and for the 2001-2003 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2003 (the payment date) of $32.85 per share and amounts received under Ashland’s Performance Unit Plan for the fiscal 1999-2002 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 7, 2002 (the payment date) of $24.97 per share.

(5)	Amounts shown in this column reflect employer matching contributions under the Employee Savings Plan and the Employees’ Deferral Plan. In addition, for fiscal 2004, for Mr. O’Brien, the amount includes $21 in imputed income attributable to the annual cost of the life insurance policy described in the discussion of the Estate Enhancement Program on page 10 of this Proxy Statement.

Stock Appreciation Right Grants

The following table sets forth certain information on stock appreciation rights (SARs) granted in fiscal 2004 to each of the named executive officers.

Stock Appreciation Right Grants in Fiscal Year 2004

	Individual Grants
	Number of Securities Underlying SARs Granted(#)	% of Total SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Grant Date	Expiration Date	Grant Date Present Value (1)
James J. O’Brien	150,000	26.2%	$54.81	09/16/2004	10/16/2014	$1,897,500
David J. D’Antoni	0	0.0%	54.81	09/16/2004	10/16/2014	0
J. Marvin Quin	35,000	6.1%	54.81	09/16/2004	10/16/2014	442,750
Gary A. Cappeline	35,000	6.1%	54.81	09/16/2004	10/16/2014	442,750
David L. Hausrath	25,000	4.4%	54.81	09/16/2004	10/16/2014	316,250

(1)	Based on the Black-Scholes Option Valuation Model adjusted for dividends to determine the grant date present value. Assumptions include: (a) the risk-free interest rate applicable to a 5-year treasury strip security at the grant date; (b) a dividend yield based on dividend rate and stock price at grant date; (c) a volatility rate calculated using daily closing stock prices for Ashland Common Stock for the 5-year period preceding grant date; and (d) the stock price at grant date. For grants awarded on September 16, 2004, such assumptions were (a) 3.4%; (b) 2.0%; (c) 25.9%; and (d) $54.81. Although the original expiration period is ten years and one month, options are assumed to be exercised at five years. The actual value of the SARs will depend on the market value of Ashland Common Stock on the dates the SARs are exercised. It should not be concluded that Ashland supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the SARs.

Stock Option Exercises

The table below sets forth certain information with respect to stock option exercises during fiscal 2004 by each of the named executive officers and the status of their options as of September 30, 2004:

Aggregated Option Exercises in Fiscal Year 2004

And Fiscal Year End Values

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in the Money Options at Fiscal Year-End (1) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James J. O’Brien	9,081	$146,519	312,500	232,500	$6,871,575	$3,306,875
David J. D’Antoni	10,000	127,250	210,000	0	3,799,675	0
J. Marvin Quin	27,100	337,666	169,775	50,625	3,170,001	422,469
Gary A. Cappeline	0	0	15,000	50,000	361,800	406,250
David L. Hausrath	10,000	123,200	89,246	40,625	1,728,482	409,769

(1)	Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2004, of $56.08 per share.

(2)	Includes 10,000 stock options transferred by Mr. Quin to his children.

LTIP Awards

The following table shows all long-term incentive awards in fiscal 2004 to each of the named executive officers:

Long-Term Incentive Program

Awards in Fiscal Year 2004

			Estimated Future Payout Under Non-Stock Price-Based Plans
Name	Number of Performance Shares/ Units (#)(1)	Performance or Other Period Until Maturation or Payment (2)	Hurdle (#)(3)	Target (#)(3)	Maximum (#)(3)
James J. O’Brien	29,464	3 years	5,893	29,464	44,196
David J. D’Antoni	—	—	—	—	—
J. Marvin Quin	8,571	3 years	1,714	8,571	12,857
Gary A. Cappeline	8,571	3 years	1,714	8,571	12,857
David L. Hausrath	6,696	3 years	1,339	6,696	10,044

(1)	Performance shares/units awarded are based on the executive’s salary level. The original amount of any award cannot exceed 400% of the executive’s then base salary. One performance share/unit is equal to one share of Ashland Common Stock on the payout date.

(2)	Each award covers a three-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made which apply for each award made to the named executive officers, see the discussion under Long-Term Incentive Program (“LTIP”) – Performance Shares/Units in the P&C Committee Report on Executive Compensation on pages 19-20 of this Proxy Statement.

(3)	Payouts of performance shares/units are contingent upon achievement of the performance objectives referred to above. At the hurdle, or minimum performance level, payout will equal 20% of the award; at the target, payout will equal 100% of the award; and at the maximum performance, payout will equal 150% of the award.

Pension Plans

Ashland maintains a qualified pension plan, a non-qualified excess benefit pension plan (the “Excess Plan”) and a non-qualified Supplemental Early Retirement Plan (the “SERP”). Benefits that would be payable under the qualified pension plan but for limits imposed by the Code are paid under the Excess Plan. The SERP allows eligible employees to retire prior to age 65 and provides benefits in addition to those provided for in the qualified plan and Excess Plan. For the highest paid eligible employees, these amounts are reduced by amounts payable under the qualified plan and the Excess Plan.

The following table shows the total combined estimated annual benefits payable under the qualified pension plan, the Excess Plan and the SERP to eligible salaried employees for years of service, assuming retirement at age 65.

	Pension Plan Table
	Years of Service
Remuneration*	5	10	15	20	25	30	35
$25,000	$1,650	$3,300	$4,951	$6,601	$8,251	$9,902	$11,552
50,000	3,525	7,050	10,576	14,101	17,626	21,152	24,677
100,000	7,775	15,551	23,326	31,101	37,627	44,152	50,677
200,000	28,525	32,050	48,076	64,101	77,001	89,902	102,801
300,000	37,500	75,000	112,500	150,000	150,000	150,000	150,000
400,000	50,000	100,000	150,000	200,000	200,000	200,000	200,000
500,000	62,500	125,000	187,500	250,000	250,000	250,000	250,000
600,000	75,000	150,000	225,000	300,000	300,000	300,000	300,000
800,000	100,000	200,000	300,000	400,000	400,000	400,000	400,000
1,000,000	125,000	250,000	375,000	500,000	500,000	500,000	500,000
1,200,000	150,000	300,000	450,000	600,000	600,000	600,000	600,000
1,400,000	175,000	350,000	525,000	700,000	700,000	700,000	700,000
1,600,000	200,000	400,000	600,000	800,000	800,000	800,000	800,000

*	For the qualified pension plan and the Excess Plan, remuneration is the average annual earnings, which includes a participant’s salary during the highest consecutive 36-month period of the final 120-month period prior to the participant’s retirement, but excludes other forms of compensation included in the Summary Compensation Table. For the SERP, “remuneration” is the final average annual compensation, which includes for certain participants salary plus incentive compensation, received during the highest three years of the participant’s final seven years of employment. The named executive officers, other than Mr. D’Antoni, currently have, respectively, the following years of “credited service” and “remuneration” covered by the plans: Mr. O’Brien, 25 years, $1,260,859; Mr. Quin, 31 years, $904,995; Mr. Cappeline, 24 years, $604,125; and Mr. Hausrath, 23 years, $621,972. Mr. D’Antoni retired from Ashland on September 30, 2004, with 30 years of service. Pursuant to his plan distribution elections, he received a $3,875,087 lump sum payment under the SERP and the Excess Plan, which he has deferred pursuant to the Employee Deferral Plan, and he will receive $63,352 in annual benefits payable under the qualified pension plan.

Benefits are determined on a straight-life annuity basis. There is no offset in benefits under the plans for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of the participant’s LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code. Participants in the Excess Plan and SERP may receive their retirement benefits in a lump-sum distribution. For certain SERP participants who were age 55 or whose age and years of service equaled at least 80 on June 30, 2003, the lump-sum payment would be calculated using the figures reflected in the above table. For certain other SERP participants, the maximum plan benefit is computed as a lump sum of five times final average annual compensation during the highest 36 months of the participant’s final 84-month employment period. Such participants may defer all or part of a lump-sum payment through the Employees’ Deferral Plan.

The qualified pension plan will terminate and the funds in the plan as well as any excess assets are subject to distribution to participants upon a “change in control” of Ashland (as defined in the qualified plan). Under the Excess Plan, a “change in control” of Ashland (as defined in the Excess Plan) prevents the Excess Plan from being amended by a new owner, unless a majority of the Board of Directors who were directors before the change in control provide written consent to the amendment. Under the SERP, upon a “change in control” of Ashland (as defined in the SERP), eligible employees may, at their election, retire at an earlier age than otherwise permitted under the SERP and be credited with additional years of age and service for purposes of computing their SERP benefit.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s executive officers and non-employee directors. Mr. O’Brien is the only executive officer participating in the Program. For further information about this program, see the discussion under the Estate Enhancement Program on page 10 of this Proxy Statement.

Executive Employment Agreements and Other Arrangements

The executive officers named in this Proxy Statement as well as certain other executives have employment agreements with Ashland that provide that, in the event any such executive’s employment is terminated without cause, such executive shall be entitled to receive payment of his salary for a period of two years after termination of his employment. If any such executive is terminated without cause, or if such executive resigns for good reason, within two years after a change in control of Ashland, such executive would receive a payment equal to three times the highest of such executive’s annual compensation, including incentive compensation, during the prior three fiscal years preceding the change in control. In addition, certain benefits continue for periods up to three years depending on the benefit. The terms “cause,” “good reason” and “change in control” are defined in the agreements.

FIVE-YEAR TOTAL RETURN PERFORMANCE GRAPH

The following graph compares Ashland’s five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor’s 500 index and a peer group of companies. The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

Note:	Ashland’s fiscal 2000 results include the March quarter dividend of Arch Coal stock to its shareholders in the amount of approximately $1.77 per Ashland share (0.246097 shares x $7.1875 of Arch value). Ashland’s five-year cumulative total return investment is 57 when the Arch Coal dividend is excluded.

The peer group consists of the following industry indexes:

•	Highway Construction Portfolio: Standard & Poor’s 500 Construction Materials (Large-Cap) (index has been in existence from fiscal year 2000 forward and consists only of Vulcan Materials Company; the results for Vulcan Materials Company were included for all prior periods to give complete information), Standard & Poor’s 400 Construction Materials (Mid-Cap), and Standard & Poor’s 600 Construction Materials (Small-Cap).

•	Specialty Chemical Production, Distribution, and Motor Oil and Car Care Products Portfolio: Standard & Poor’s 500 Specialty Chemicals (Large-Cap), Standard & Poor’s 400 Specialty Chemicals (Mid-Cap), Standard & Poor’s 600 Specialty Chemicals (Small-Cap), and Standard & Poor’s 400 Diversified Chemicals (Mid-Cap).

•	Petroleum Refining and Marketing Portfolio: Standard & Poor’s 500 Oil & Gas Refining & Marketing & Transportation (Large-Cap), Standard & Poor’s 400 Oil & Gas Refining & Marketing & Transportation (Mid-Cap), and Standard & Poor’s 600 Oil & Gas Refining & Marketing & Transportation (Small-Cap) (index has been in existence from the last quarter of fiscal 2002 forward and consists only of Frontier Oil Corp.; the results for Frontier Oil Corp. were included for all prior periods to give complete information).

As of September 30, 2004, the aforementioned indexes consisted of 40 companies. The annual returns for the companies or indexes in each of the portfolios have been weighted by their respective beginning-of-year market capitalization. Each portfolio is then weighted to reflect Ashland’s annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2004 meeting, the Board of Directors determined that all current Audit Committee members – Messrs. Rouse, Hale, Schaefer, Ward and Ms. Healy – are both independent and audit committee financial experts, as defined by SEC rules. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to Ashland’s financial reporting process, its systems of internal accounting and financial controls, the internal audit function, the independent audit of its consolidated financial statements and its legal compliance programs. During fiscal 2004, the Audit Committee met four times. The Audit Committee also met on four occasions to discuss and review Ashland’s quarterly earnings and the associated press releases.

E&Y, independent certified public accountants, were engaged to audit Ashland’s consolidated financial statements and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements with Ashland’s management. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by E&Y is compatible with maintaining E&Y’s independence and has concluded that E&Y’s independence is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines on the use of E&Y to provide non-audit services. Prior to engagement, the Audit Committee pre-approves services performed by E&Y by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees, and any variance from budgeted fees, throughout the fiscal year. Circumstances may arise that require engaging the independent auditors for additional circumstances not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee has been kept closely apprised of Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2004, for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of E&Y as Ashland’s independent auditors for fiscal 2005.

AUDIT COMMITTEE

W. L. Rouse, Jr., Chairman

Roger W. Hale

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

RATIFICATION OF AUDITORS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board of Directors the appointment of E&Y to audit Ashland’s accounts for fiscal 2005, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to E&Y for fiscal years 2004 and 2003 totaled $7,245,000 and $6,316,000, respectively. The following table presents fees for professional services rendered by E&Y for fiscal years 2004 and 2003.

	2004	2003
Audit Fees (1)	$5,316,000	$4,953,000
Audit-Related Fees (2)	150,000	110,000
Tax Fees (3)	1,779,000	1,253,000
All Other Fees (4)	0	0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance companies (statutory requirements), the APAC subsidiaries (state prequalification bidding requirements), and reviews of registration statements.

(2)	Audit-related fees include amounts paid to E&Y for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations) and work performed related to agreed-upon procedures reports.

(3)	Tax fees include fees principally incurred for assistance with tax planning and compliance matters.

(4)	There were no other services or fees.

The Audit Committee and Board of Directors believe that E&Y has invaluable long-term knowledge of Ashland. While preserving that knowledge, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board of Directors will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends that shareholders vote FOR the ratification of E&Y as Ashland’s independent auditors for fiscal 2005.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Ashland believes that during fiscal 2004 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations adopted thereunder.

Certain Legal Proceedings

On August 16, 2002, Central Laborers’ Pension Fund, derivatively as a shareholder of Ashland, instituted an action in the Circuit Court of Kentucky in Kenton County against Ashland’s then-serving Board of Directors. On motion of Ashland and the other defendants, the case was removed to the United States District Court, Eastern District of Kentucky, Covington Division. The case has been remanded to the state court. Ashland has filed a Motion to Dismiss the Complaint. The action is purportedly filed on behalf of Ashland, and asserts the following causes of action against the Directors: breach of fiduciary duty, abuse of control, gross mismanagement, and waste of corporate assets. The suit also names Paul W. Chellgren, the then-serving Chief Executive Officer and Chairman of the Board, and James R. Boyd, former Senior Vice President and Group Operating Officer, as individual defendants, and it seeks to recover an unstated sum from them individually alleging unjust enrichment from various transactions completed during their tenure with Ashland. The suit further seeks an unspecified sum from Mr. Chellgren individually based upon alleged usurpation of corporate opportunities. The suit also names J. Marvin Quin, Ashland’s Chief Financial Officer, as well as three former employees of Ashland’s wholly-owned subsidiary, APAC, as individual defendants and alleges that they participated in the preparation and filing of false financial statements during fiscal years 1999 – 2001. The suit further names E&Y as a defendant, alleging professional accounting malpractice and negligence in the conduct of its audit of Ashland’s 1999 and 2000 financial statements, respectively as well as alleging that E&Y aided and abetted the individual defendants in their alleged breach of duties. The complaint seeks to recover, jointly and severally, from defendants an unstated sum of compensatory and punitive damages. The complaint seeks equitable and/or injunctive relief to avoid continuing harm from alleged ongoing illegal acts, and seeks a disgorgement of defendants’ alleged insider-trading gains, in addition to the reasonable cost and expenses incurred in bringing the complaint, including attorneys’ and experts’ fees.

Proxy Solicitation Costs

Ashland is soliciting the proxies being solicited by this Proxy Statement. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated at $15,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2006 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2006 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the Proxy Statement for the 2006 Annual Meeting, shareholder proposals must be received by Ashland’s Secretary no later than August 5, 2005.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Third Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•	a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Other Matters

As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

DAVID L. HAUSRATH

Senior Vice President,

General Counsel and Secretary

Covington, Kentucky

December 14, 2004

Appendix A

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to Ashland Inc.’s (“Company”) Corporate Governance Guidelines policy, a majority of the Company’s Board of Directors (“Board”) must be independent. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange and other governing laws and regulations.

To assist it in its determinations of director independence, the Board has established the following standards to apply when assessing the independence of a director and the materiality of a director’s relationship with the Company:

A.    A director will not be independent if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries or affiliates;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director was employed by or affiliated with the Company’s present or former independent auditors;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by the Company’s present or former independent auditors;

•	the director was employed, or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on its compensation committee;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees; or

•	the director of the Company was an executive officer or an employee, or an immediate family member of the director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) 2% of such other company’s consolidated gross revenues.

B.    The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•	if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or

•	if a director of the Company serves as an officer of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-1

C.    For relationships not covered by Section B above, the determination of whether the relationship is material or not, and whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in Sections A and B above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section B above.

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for within the Audit Committee charter.

A-2

ASHLAND.	VOTE BY TELEPHONE
C/O NATIONAL CITY BANK CORPORATE TRUST OPERATIONS LOCATOR 5352 P.O. BOX 92301 CLEVELAND, OH 44193-0900	Have your proxy card available when you call Toll-Free 1-800-542-1160 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website www.votefast.com and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Access the Website and cast your vote: www.votefast.com	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.

ê  Please fold and detach card at perforation before mailing.  ê

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 27, 2005.

The undersigned hereby appoints James J. O’Brien and David L. Hausrath, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock held by the undersigned on November 22, 2004, at the Annual Meeting of Shareholders to be held on January 27, 2005, or any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2.

1.	Election of Directors

Nominees:    Class I:    (01) Bernadine P. Healy, M.D.    (02) Kathleen Ligocki    (03) James J. O’Brien

❑ FOR all nominees listed above (except as marked to the contrary below)	❑ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.	Ratification of Ernst & Young as independent auditors for fiscal 2005.

❑ FOR	❑ AGAINST	❑ ABSTAIN

❑ I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 27, 2005 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s 2004 Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484, Attn: Marlayna J. Jeanclerc.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before midnight Eastern Standard Time on January 24, 2005.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): www.ashland.com/proxy.

3.	Click on the links to view or download the Annual Report and Proxy Statement or to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Dial 1-800-542-1160.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

David L. Hausrath

Senior Vice President,

General Counsel and Secretary

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 27, 2005 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 27, 2005 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 27, 2005 at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.